Exhibit 10.28

FIVE PRIME THERAPEUTICS, INC.

STOCK OPTION GRANT NOTICE

(2002 EQUITY INCENTIVE PLAN)

Five Prime Therapeutics, Inc. (the “Company”), pursuant to its 2002 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Stock Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.

Optionholder:	Aron Knickerbocker
Date of Grant:	October 21, 2009
Vesting Commencement Date:	N/A
Number of Shares Subject to Option:	150,000
Exercise Price (Per Share):	$0.37
Total Exercise Price:	$55,500.00
Expiration Date:	October 20, 2019

Type of Grant:	☒ Incentive Stock Option[1]	☐ Nonstatutory Stock Option

Exercise Schedule:	☒ Same as Vesting Schedule	☐ Early Exercise Permitted

Vesting Schedule:     Subject to your Continuous Service (as such term is defined in Section 2(j) of the Plan) the shares shall vest on the first to occur of the following: (1) the closing of a strategic alliance or partnership between the Company and another entity which is approved by the Board of Directors of the Company (the “Board”) and that results in an up-front payment in cash of at least $100 million to the Company, provided that the up front payment may include an equity component consisting of no more than fifty percent (50%) of the total value of the up-front payment and which must be at a share price that is greater than or equal to one hundred ten percent (110%) of the greater of the current or the then current Company preferred stock price) (an “Alliance Milestone”); and (2) an acquisition of the Company (by merger, acquisition of voting control or acquisition of assets) for aggregate purchase price of at least $500 million (an “Acquisition Milestone”).

In the event the Company enters into a definitive agreement for a transaction that would constitute an Acquisition Milestone and such transaction involves up front payments of at least $200 million and contingency payments upon achievement of certain development, regulatory or financial milestones, then immediately prior to the closing of the Acquisition Milestone, the shares subject to this option shall vest in an amount equal to the number of shares underlying this option multiplied by a fraction equal to the value of any up front payment (whether in cash or stock) divided by $500 million. The remaining unvested portion of the shares subject to this option shall terminate in full immediately prior to the closing of such Acquisition Milestone.

In the event the Company enters into a definitive agreement for a strategic alliance or partnership that would constitute an Alliance Milestone but for the fact that the up front payment to the Company is less than $100 million but greater than $50 million (a “Missed Alliance Milestone”), then (a) immediately prior to the closing of the Missed Alliance Milestone, the shares subject to this option shall vest in an amount equal to the number of shares underlying this option multiplied by a fraction equal to the value of any up front payment divided by $100 million, and (b) the remaining unvested portion of the shares subject to this option shall be tolled, and shall vest if and only if the Company closes, by the 12 month anniversary of the Missed Alliance Milestone, an Acquisition Milestone (in either case, a “Post Alliance Milestone”), in which case, the unvested shares shall vest in full immediately prior to the closing of such Post Alliance Milestone. If the Company does not achieve a Post Alliance Milestone by the 12 month anniversary of the Missed Alliance Milestone, the unvested portion of the shares subject to this option will terminate in full on such 12 month anniversary date.

1             If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.

Vesting acceleration as provided in that certain Executive Severance Benefit Agreement, by and between Optionholder and the Company, dated December 30, 2009 (the “Severance Agreement”).

Payment:	By one or a combination of the following items (described in the Stock Option Agreement):

☒ By cash or check
☒ Pursuant to a Regulation T Program if the Shares are publicly traded
☒ By delivery of already-owned shares if the Shares are publicly traded
☐ By deferred payment

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Stock Option Agreement and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder under the Plan, and (ii) the following agreements only:

OTHER AGREEMENTS:                                                             The Severance Agreement.

FIVE PRIME THERAPEUTICS, INC.		OPTIONHOLDER:

By:	/s/ Julia P. Gregory	/s/ Aron M. Knickerbocker
	Julia P. Gregory, President and Chief Executive Officer		Signature

Date:	12-16-09	Date:	12/16/09

ATTACHMENTS: Stock Option Agreement, 2002 Equity Incentive Plan and Notice of Exercise